Exhibit 4.1

FIRST AMENDMENT TO
TRANSFER AND SERVICING AGREEMENT

THIS FIRST AMENDMENT TO TRANSFER AND SERVICING AGREEMENT, dated as of as of June 28, 2006 (this “Amendment”), is among CNH Wholesale Receivables LLC, a Delaware limited liability company as transferor (the “Transferor”), CNH Capital America LLC, a Delaware limited liability company as servicer (the “Servicer”), and CNH Wholesale Master Note Trust, a Delaware statutory trust (the “Issuer”).

BACKGROUND

WHEREAS, the parties hereto are parties to a transfer and servicing agreement, dated as of September 1, 2003 (the “Transfer and Servicing Agreement”);

WHEREAS, the parties hereto desire to amend the Transfer and Servicing Agreement as set forth herein;

WHEREAS, pursuant to Section 8.01(a) of the Transfer and Servicing Agreement, the Transferor has delivered an Opinion of Counsel addressed to the Indenture Trustee to the effect that the execution and delivery of this Amendment shall not adversely affect in any material respect the interests of the Noteholders; and

WHEREAS, pursuant to Section 2.06(k) of the Transfer and Servicing Agreement, the Rating Agency Condition has been satisfied for this Amendment.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Definitions. Capitalized terms used but not otherwise defined herein have the meanings ascribed them in the Transfer and Servicing Agreement. All terms shall be interpreted according to Section 1.02 of the Transfer and Servicing Agreement.

SECTION 2. Amendments. The Transfer and Servicing Agreement is hereby amended as set forth in this Section 2.

(a)           Section 3.01(d) of the Transfer and Servicing Agreement is amended by

(i)             adding the following words immediately after the words “at any time” where they appear in clause (i) of the last sentence of such Section 3.01(d):

“, with respect to any reduction in the rate of finance charges assessed thereon, the Servicer would not reasonably expect that the reduction will, after considering amounts due and amounts payable under any interest rate swap or caps or similar agreements for the relevant Collection Period, reduce the Net Receivables Rate below the sum of (a) the weighted average of the rates of interest payable to Noteholders for the related Interest Period and (b) the monthly rates used to calculate the Monthly Servicing Fees specified in the Indenture Supplements for the relevant Collection Period,”; and

(ii)           by adding the following sentence at the end of such Section 3.01(d):

“For purposes of this Section 3.01(d), “Net Receivables Rate” shall, for any Collection Period, equal the product of (1) the quotient obtained by dividing (a) 360 by (b) the actual number of days elapsed in such Collection Period and (2) the percentage equivalent of a fraction, the (a) numerator of which is the result of the Available Interest Amount for such Collection Period, plus any other amounts treated as “Available Interest Amounts” for any Series for such Collection Period, minus the Defaulted Amount for such Collection Period, and (b) the denominator of which is the average daily Pool Balance for such Collection Period.”

(b)           Section 3.05 of the Transfer and Servicing Agreement is replaced with the following:

“(a)         The Servicer shall deliver to the Issuer, the Indenture Trustee and each Rating Agency on or before the 90th day following the end of each fiscal year of the Servicer (beginning with the first fiscal year after fiscal year 2005 in which the Issuer issues Notes that are subject to the reporting requirements of the Exchange Act of 1934 (the “Exchange Act”)), an Officer’s Certificate of the Servicer providing such information as is required under Item 1123 of Regulation AB under the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act. On or before the 90th day following the end of each fiscal year ending prior to the first fiscal year for which an Officer’s Certificate is required to be furnished pursuant to the preceding sentence, the Servicer shall deliver to the Rating Agencies, the Trustee, any Agent and any Enhancement Providers an Officers’ Certificate substantially in the form of Exhibit C stating that (a) a review of the activities of the Servicer during the preceding calendar year and of its performance under this Agreement was made under the supervision of the officer signing such certificate and (b) to the best of such officer’s knowledge, based on such review, the Servicer has performed in all material respects its obligations under this Agreement throughout such year, or, if there has been a material default in the performance of any such obligation, specifying each such default known to such officer and the nature and status thereof.

(b)           The Servicer shall deliver, and shall cause any subservicer performing the duties of the Servicer hereunder to deliver, to the Issuer, the Indenture Trustee and each Rating Agency on or before the 90th day following the end of each fiscal year of the Issuer (beginning with the first fiscal year after fiscal year 2005 in which the Issuer issues Notes that are subject to Exchange Act reporting requirements), a report regarding the Servicer’s assessment of compliance with the applicable servicing criteria specified in Item 1122 of Regulation AB (the “Servicing Criteria”) during the immediately preceding fiscal year, as required under Rules 13a-18 and 15d-18 of the Exchange Act to the extent any Servicing Criteria are applicable to the Servicer or any such subservicer.”

(c)           Section 3.06 of the Transfer and Servicing Agreement is hereby replaced with the following:

“On or before the 90th day following the end of each fiscal year of the Issuer (beginning with the first fiscal year after fiscal year 2005 in which the Issuer issues Notes that are subject to Exchange Act reporting requirements), the Servicer shall cause, or shall cause any subservicer performing the duties of the Servicer to  cause, a firm of nationally recognized independent public accountants (who may also render other services to the Servicer or any subservicer performing the duties of the Servicer) to furnish a report to the Issuer, the Indenture Trustee and each Rating Agency that attests to, and reports on, the Servicer’s or any such subservicer’s, as applicable, assessment delivered pursuant to Section 3.05, which attestation report shall be made in accordance with the requirements of Rule 15d-18 of the Exchange Act. The certification required by this paragraph may be replaced, at the Servicer’s option, by any similar certification using standards which are now or in the future in use by servicers of comparable assets or which otherwise comply with any rule, regulation, “no-action” letter or similar guidance promulgated by the Securities and Exchange Commission. Prior to such time as the Servicer is required to cause the report described in the first sentence of this Section 3.06 to be delivered, the Servicer shall cause a firm of independent certified public accounts, which may also render other services to the Servicer, the Seller or any other Affiliate of CNH Global, to deliver to the Trustee and the Indenture Trustee on or before the 90th day following the end of each fiscal year of the Issuer a report, addressed to the Indenture Trustee and each Rating Agency summarizing the results of certain procedures with respect to certain documents and records relating to the servicing of the Receivables during the preceding calendar year. The procedures to be performed and reported upon by the independent public accountants shall be those agreed to by the Servicer.

In the event that such firm requires the Indenture Trustee to agree to the procedures performed by such firm, the Servicer shall direct the Indenture Trustee in writing to so agree; it being understood and agreed that the Indenture Trustee will deliver such letter of agreement in conclusive reliance upon the direction of the Servicer and the Indenture Trustee makes no independent inquiry or investigation as to, and shall have no obligation or liability in respect of, the sufficiency, validity or correctness of such procedures.

Such report will also indicate that the firm is independent of the Servicer within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants.”

SECTION 3.   Representations and Warranties.   In order to induce the parties hereto to enter into this Amendment, each of the parties hereto represents and warrants unto the other parties hereto as set forth in this Section 3:

(a)           Due Authorization, Non Contravention, etc.   The execution, delivery and performance by such party of this Amendment are within its powers, have been duly authorized by all necessary action and do not (i) contravene its organizational documents or (ii) contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting it; and

(b)           Validity, etc.   This Amendment constitutes the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and general equitable principles.

SECTION 4.   Binding Effect; Ratification.

(a)           This Amendment shall become effective, as of the date first set forth above, when counterparts hereof shall have been executed and delivered by the parties hereto, and thereafter shall be binding on the parties hereto and their respective successors and assigns.

(b)           The Transfer and Servicing Agreement, as amended hereby, remains in full force and effect. Any reference to the Transfer and Servicing Agreement from and after the date hereof shall be deemed to refer to the Transfer and Servicing Agreement as amended hereby, unless otherwise expressly stated.

(c)           Except as expressly amended hereby, the Transfer and Servicing Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

SECTION 5.   Miscellaneous.

(a)           THIS AMENDMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAWS PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b)           EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIM OR DISPUTES BETWEEN THEM PERTAINING TO THIS AMENDMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AMENDMENT; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEAL FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY. EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT ITS ADDRESS DETERMINED IN ACCORDANCE WITH SECTION 8.08 OF THE TRANSFER AND SERVICING AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)           BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(d)           Headings used herein are for convenience of reference only and shall not affect the meaning of this Amendment or any provision hereof.

(e)           This Amendment may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(f)            Executed counterparts of this Amendment may be delivered electronically.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first above written.

CNH WHOLESALE RECEIVABLES LLC, as Transferor

By:	/s/ Brian J. O’Keane
Name: Brian J. O’Keane
Title: Treasurer

CNH WHOLESALE MASTER NOTE TRUST, as Issuer

By:	The Bank of New York, not in its individual capacity, but solely as Owner Trustee

By:	/s/ Catherine Murray
Name: Catherine Murray
Title: Assistant Vice President

CNH CAPITAL AMERICA LLC, as the Servicer

By:	/s/ Brian J. O’Keane
Name: Brian J. O’Keane
Title: Treasurer

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